Exhibit 99.1

 A New Era Unfolds: Micromobility’s Commitment to Shareholders and Vision for the Future

A Letter from Our CEO to All Shareholders: Unveiling a New Path Forward

Dear Esteemed micromobility.com Shareholders,

I wish to acknowledge and address the concerns you may have regarding the performance of Micromobility's stock ($MCOM). Your investment is not merely financial capital; it embodies a profound trust in our vision, a responsibility I carry with the utmost seriousness as your CEO.

Operational Shift and Milestones Ahead: A Pivotal Transition

First and foremost, let's address a major point that many of you have inquired about: the question of long-term financing without diluting shareholder value. Our business model is undergoing a transformative shift, marking a significant milestone in Micromobility's journey.

I am thrilled to announce that our flagship SoHo store will officially open its doors on September 9th, followed by a grand opening celebration the following week. More details will be disclosed in a separate press release next week. This initiative is more than a launch; it's the genesis of an ambitious retail strategy that we intend to scale rapidly following a successful pilot. We are tirelessly dedicated to making this model a resounding success.

Financial Resilience and Strategic Focus: Unlocking Unprecedented Value

In the near term, my foremost objective is to guide Micromobility toward solid profitability. We are actively investigating alternative financing mechanisms that would enable us to sidestep the need for utilizing the SEPA as a primary source of funding. Our recently secured investment serves as a key enabler in this strategy. This investment not only provides financial breathing room but also fortifies our strategic orientation, ensuring that we are well-placed to meet our objectives without eroding shareholder value.

In simpler terms, this means we are doing everything within our power to avoid shareholder dilution. Our commitment isn't just in words, but manifest in recent actions that unequivocally echo this strategy. This calculated move has empowered us to unlock unprecedented value for both our company and for you, our esteemed shareholders, without any compromise on our shared long-term vision.

Leadership and Strategy Adjustments

In alignment with our revised focus, I'm actively looking for experienced leadership to join me in guiding Micromobility.com to its fullest potential. I am contemplating the introduction of a Co-CEO to enable a division of focus – allowing me to delve deeper into operational and business development strategies while new leadership can concentrate on the administrative and financial aspects.

Wheels: Unlocking the Potential of Long-Term Rentals (LTR)

One of the most promising avenues we are exploring is the Long-Term Rental (LTR) model through our Wheels initiative. Operating under an LTR framework allows us to sidestep the bureaucratic hurdles and licensing requirements that often accompany short-term rentals, granting us an unparalleled freedom to expand our reach. By simply opening retail outlets, we can offer everyone the freedom to access our micromobility solutions without being tethered to political or regulatory decisions. Our subscription pricing model makes it even more convenient, as it includes maintenance and service, giving users the confidence to ride whenever and wherever they please. Although the Wheels initiative currently focuses on our specialized bikes, this LTR model can easily be adapted to include other vehicles in the micromobility spectrum, thereby making it a scalable and flexible solution for future growth.

Reassessing Strategic Acquisitions: Evolving with Foresight and Financial Prudence

Regarding the potential acquisition of EVMO, we are exercising extreme financial caution. If the acquisition demands dilution or taps into our SEPA arrangement, rest assured that we will promptly revisit our stance. Every M&A opportunity is scrutinized against a rigorous set of financial criteria, fully aligned with our unwavering commitment to profitability and shareholder value.

Vanmoof: A Challenging M&A Opportunity and Legal Landscape

We previously submitted a well-considered acquisition offer for Vanmoof, a promising player in the micromobility space that aligns well with our U.S. and global subscription business models. Unfortunately, our offer, despite meeting all specified criteria, was rejected without additional feedback. As of three weeks post-submission, no other party appears to have been selected either, raising questions about the objectivity and professionalism of the decision-making process. While we continue to evaluate our options, including legal avenues, it's essential to note that Vanmoof presents a significant growth opportunity that we believe could be mutually beneficial. We are committed to pursuing this opportunity diligently and will be prepared to take appropriate action if we perceive any actions that compromise a fair and unbiased process.

A Strategic Pause: The Kitchen Business

Effective immediately, I have made the decision to discontinue our kitchen business operations in the USA and Italy. This move is aimed at arresting any further financial drain and ensuring that our focus is unwaveringly aimed at achieving profitability in the mobility sector, while minimizing reliance on our SEPA financing mechanism.

Closing Remarks: A Transformative Journey Awaits

Like many young companies, we have made mistakes, but we are striving to learn from them. As a result, we are evolving and becoming solely focused on arriving at profitability in the shortest period of time. Your steadfast faith in us serves as the wind beneath our wings as we venture into this exhilarating new chapter. Our SoHo store stands as a testament to our commitment to not only meet but set industry standards. It serves as the cornerstone of a forthcoming retail model that promises to redefine the entire micromobility landscape, carving a niche for micromobility.com as a trailblazer and innovator.

Thank you for your enduring trust and for participating in what promises to be a transformative, gratifying, and incredibly auspicious journey.

With deepest gratitude and boundless optimism,

Salvatore Palella
CEO, micromobility.com